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                                                                      Exhibit 99

               MUTUAL RISK MANAGEMENT ANNOUNCES $112.5 MILLION
               INVESTMENT BY XL CAPITAL LTD AND OTHER INVESTORS

                PROGRAM BUSINESS TO BE STRATEGICALLY REALIGNED

                        2001 EARNINGS ESTIMATE REVISED

                          ARBITRATION DISPUTE SETTLED

Contact:  Robert  A. Mulderig, Chairman & C.E.O.
          Andrew Cook, Senior Vice President & C.F.O.
          (800) 772 0849 or (441) 295 5688

MUTUAL RISK MANAGEMENT LTD. (NYSE:MM) HAMILTON, BERMUDA APRIL 18, 2001: Mutual Risk Management Ltd. today announced that XL Capital Ltd, First Union Capital Partners, High Ridge Capital and Century Capital Partners II have agreed to invest $112.5 million in the Company through the purchase of a newly created class of Senior Convertible Exchangeable Debentures. The Debentures carry a
9 3/8% annual coupon, have a five-year term and are convertible into Mutual Risk Common Shares at a conversion price of $7.00 per share. If not converted, the Debentures are subject to mandatory redemption by Mutual Risk in five years. The holders will have the right to exchange the Debentures into comparable term Senior Convertible Debentures or Common Stock of a new subsidiary of Mutual Risk, which will be organized to hold the businesses that currently comprise Mutual Risk's Corporate Risk Management, Specialty Brokerage and Financial Services segments. The Debentures will have an attached voting preferred stock that will give the holders of the Debentures voting rights on an as converted basis. In addition, the investors will be granted warrants to purchase 2,147,601 Mutual Risk Common Shares at $7.00 per share. Mutual Risk will propose Mr. Michael P. Esposito, Mr. Bruce Connell and Ms. Fiona Luck, Chairman and Executive Vice Presidents, respectively, of XL Capital, to its Board of Directors at its Annual General Meeting in May. First Union Capital Partners, High Ridge and Century Capital will nominate an additional director to be proposed at the same meeting.

The principal use of the proceeds from the investment will be to increase the statutory capital of Mutual Risk's U.S. insurance companies, the Legion Companies. The investment is conditioned upon regulatory and lender approvals, definitive documentation and customary closing conditions. In connection with the investment, Mutual Risk also agreed to pay down $10 million principal amount of its outstanding RHINO facility. The holders of the remaining $30 million principal amount of RHINOs have agreed to defer their remarketing rights pending completion of the regulatory approvals relating to the Debentures and have the right to convert the remaining RHINOS into a corresponding principal amount of Debentures.

Mutual Risk will restructure its Program Business segment to transform it into a specialty insurance operation by retaining more underwriting risk in the larger, more profitable
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programs it currently underwrites and by purchasing less reinsurance. The
Company will continue to non-renew smaller, less profitable programs, which do not provide opportunity to the Company as a specialty insurer. This transition, which will occur over the next two years, will increase underwriting exposure, but will also reduce Mutual Risk's reliance on reinsurance and its exposure to reinsurance recoverables and is expected to improve operating cash flow. As part of this transition, Mutual Risk will reorganize its operations and enhance the primary underwriting capabilities which it has been building over the last year, as it has imposed stricter underwriting and operating standards on all new and renewal business. The reorganization should also reduce operating expenses by eliminating costs associated with sales and servicing of smaller Program Business accounts.

Mr. Robert A. Mulderig, Chairman and CEO of Mutual Risk commented, "We are pleased to have successfully completed the search for additional capital in order to increase the statutory capital of our U.S. insurance subsidiaries and maintain their ratings. This will allow us to capitalize on the significant increase in demand for our Alternative Market products, which has occurred over the last six months in the improving market. We believe this is the right point in the insurance market cycle to transition our Program Business to a specialty insurance model. This should reduce our dependence on reinsurance, improve cash flow and lead to long-term profitability. We are delighted to have XL Capital as the lead investor in this transaction."

Mr. Brian M. O'Hara, President and Chief Executive of XL Capital, said, "This investment provides XL and its fellow investors an opportunity to both support and benefit from Mutual Risk's unique franchise in the Alternative Market. We believe Mutual Risk's adoption of a new specialty insurance model is the right decision for this marketplace and should enhance results going forward. We see this as an excellent investment that will benefit both Mutual Risk and XL shareholders, and we look forward to being supportive partners to Mutual Risk as it continues to position its businesses for success."

Mutual Risk also announced that it would reduce its quarterly dividend from $0.07 per common share to $0.01 per share commencing with its second quarter dividend payable on May 18, 2001. The Company also revised its estimate of 2001 earnings per common share to a range from $1.00 to $1.15 per share. This estimate will be updated on the announcement of first quarter results scheduled for release on May 8, 2001.

Finally, Mutual Risk also today announced that its Legion Insurance Company subsidiary had reached a settlement in an arbitration dispute with a reinsurer on one of Legion's principal worker's compensation treaties. Under the settlement, the reinsurance contract will remain in force in accordance with its terms. The arbitration proceeding also involved other reinsurance treaties relating to two specific MGA programs. The parties agreed to conduct a complete audit of these programs and to defer the arbitration and to jointly fund losses pending final resolution of the dispute.
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CONFERENCE CALL INFORMATION

The Company will conduct a conference call for interested shareholders, analysts and investors on Wednesday, April 18, 2001, at 4.00 p.m. E.S.T. which can be accessed by calling (212) 748-2806 or logging on to the Company's website at
www.accessmrm.com (or www.streetfusion.com).   A replay of the conference call
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will be available at 1-800-633-8284 or 858-812-6440 (reservation #18628003) from
6.00 p.m. E.S.T. on April 18, 2001 until 6.00 p.m. on April 20, 2001.

Mutual Risk Management Ltd. provides risk management services to clients in the United States, Canada and Europe seeking alternatives to traditional commercial insurance for certain of their risk exposures. Mutual Risk Management Ltd. (MM) Common Shares are listed on the New York and Bermuda stock exchanges. This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's 2000 Annual Report on Form 10-K.